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                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                              NOTIFICATION OF LATE FILING

/X/Form 10-K / /Form 20-F / /Form 11-K / /Form 10-Q / /Form N-SAR

                 For Period Ended:  January 30, 1998

                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on Form N-SAR
                 For the Transition Period Ended:

   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I -- REGISTRANT INFORMATION


LOT$OFF CORPORATION
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Full Name of Registrant

1201 Austin Highway, Ste. #116
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Address of Principal Executive Office

San Antonio, Texas 78209
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City, State and Zip Code



PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or
            expense;   / / No     /X/ Yes

       (b) The subject annual report on Form 10-K or portion thereof will be filed on or before the fifteenth calendar day following the
            prescribed due date;   / / No     /X/ Yes  and

       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE

     Numerous events occuring subsequent to the fiscal year ended January 30, 1998, including a recently completed reorganization, require additional time to address the effects of such events on the Company's financial statements for the fiscal year ended January 30, 1998.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                 Jeff Seidel                 (210)              805-9300
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                    (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                              /X/ Yes    / / No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              / / Yes    /X/ No


                               LOT$OFF CORPORATION
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                 (Name of Registrant as specified in charter)

    has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


    Date:  April 30, 1998                          By: /s/ Jeff Seidel
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                                                   Jeff Seidel, Vice President,
                                                   Chief Financial Officer
                                                   (Principal Financial and
                                                    Accounting Officer)